UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report — August 25, 2016
(Date of earliest event reported)

QUESTAR PIPELINE, LLC
(Exact name of registrant as specified in its charter)

STATE OF UTAH	000-14147	87-0307414
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 South State Street, P.O. Box 45433, Salt Lake City, Utah 84145-0433
(Address of principal executive offices)

Registrant’s telephone number, including area code (801) 324-5000

Questar Pipeline Company
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As described below under “Item 8.01 Other Events,” on August 30, 2016, the registrant entered into a Distribution Agreement (as defined below) with QPC Holding Company. The description of the Distribution Agreement contained in Item 8.01 is incorporated herein by reference.

Item 8.01 Other Events
On August 25, 2016, the registrant’s parent, Questar Corporation (the “Parent”) entered into a Contribution Agreement (the “Contribution Agreement”) with a newly-formed wholly owned subsidiary of the Parent, QPC Holding Company, a Utah corporation (“QPC Holding”). Pursuant to the Contribution Agreement, on August 25, 2016, the Parent contributed 100% of the issued and outstanding capital stock of the registrant to QPC Holding and the registrant became a wholly owned subsidiary of QPC Holding.
Also on August 25, 2016, the registrant filed Articles/Statement of Conversion with the Utah Department of Commerce, Division of Corporations and Commercial Code, pursuant to which the registrant converted from a Utah corporation to a Utah limited liability Company (the “Conversion”). In connection with the Conversion, the legal name of the registrant was changed from Questar Pipeline Company to Questar Pipeline, LLC.
On August 30, 2016, the registrant entered into a Distribution Agreement (the “Distribution Agreement”) with QPC Holding. Pursuant to the Distribution Agreement, on August 30, 2016, the registrant distributed to QPC Holding 100% of the issued and outstanding capital stock of Questar Southern Trails Pipeline Company, a Utah corporation, and Questar InfoComm, Inc., a Utah corporation (collectively, the “Interests”), free and clear of all liens and encumbrances (the “Distribution Transactions”). The Distribution Transactions were made following a determination by the registrant that retaining the Interests was no longer desirable in the conduct of the business of the registrant and that the distribution of the Interests to the Parent pursuant to the Distribution Transactions was not disadvantageous in any material respect to the holders of any of the registrant’s indebtedness.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR PIPELINE, LLC
(Registrant)

August 31, 2016	/s/David M. Curtis
David M. Curtis
Vice President Controller and Acting Chief Financial Officer